EXHIBIT 21.1

WALKER INTERACTIVE SYSTEMS, INC.
FORM 10-K
SUBSIDIARIES

Walker Interactive Products International, Inc.	United States
Walker Solutions Group, Limited	United Kingdom
Walker Financial Solutions Limited	United Kingdom
Global Business Consulting Solutions, Ltd.	United Kingdom
Global Business Solutions Holdings, Inc.	United States
Global Business Consulting Solutions, Inc.	United States
RareVision, Inc.	United States
Walker Interactive Systems Pty. Limited	Australia
Walker Interactive (Singapore) Pte. Limited	Singapore
Walker Interactive Systems (Hong Kong) Limited	Hong Kong
Walker Canada, Inc.	Canada